Exhibit 2.1(a)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of

“Signature Devices Inc”

resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered “Fourth: (a)” so that, as amended, said Article shall be and read as follows:

Please see attached document.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 29 day of May, 2018

By: /s/ Charles Townsend
Authorized Officer
Title: President/Secretary
Name: Charles Townsend

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Fourth: (a) SHARES: The total number of shares of all classes which the Corporation is authorized to have issued and outstanding is Ten Billion (10,000,000,000) shares, of which stock Ten Billion (10,000,000,000) shares shall be common stock in the par value of $0.00001 each, amounting in aggregate of One Hundred Thousand Dollars ($100,000), and of which Ten Million (10,000,000) shares shall be preferred stock in the par value of $0.00001 each, amounting in the aggregate to One hundred Dollars ($100). The board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and the qualifications, limitations and restrictions thereof. The board of directors shall have the authority to determine by resolution all other rights.

Date: 05/29/2018

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Minutes and Resolutions Of Directors' Meeting

May 28, 2018

The Board of Directors of Signature Devices, Inc. held a regular meeting at 5:30 p.m., on May 28 2018.

The following individuals, constituting a quorum of the Board of Directors, were present at the meeting:

Charles Townsend - Chairman

Inas Azzam, CEO and Director

Charles Townsend, the Corporation's Chairman, chaired the meeting, and Charles Townsend, the Corporation's Secretary, served as Secretary of the meeting. The Secretary read a waiver of notice of the meeting that was signed by all of the directors and was directed to attach the waiver of notice to the minutes of the meeting. The Chairman announced that a quorum of the directors was present and that the meeting could proceed with business.

It was RESOLVED that the company will increase the common shares from 7,000,000,000 to 10,000,000,000 shares.